Exhibit 99.1

                       FACTORY 2-U STORES, INC. ANNOUNCES
                 APPOINTMENT OF NEW GENERAL MERCHANDISE MANAGER


SAN DIEGO, CA, November 13, 2003 - FACTORY 2-U STORES, INC. (Nasdaq: FTUS) today announced the appointment of A. J. Nepa as Executive Vice President
and General  Merchandise  Manager of the Company.  Bill Fields,   Chairman  and
Chief  Executive  Officer  of  the  Company,   had  been  handling  the
merchandising responsibilities on an interim basis pending the hiring of a new general merchandise manager.

Mr. Nepa, 51, served as Senior Vice President and General Merchandise Manager of One Price Clothing Stores from 1998 to 2000 and General Merchandise Manager for It's Fashion, a division of Cato Stores, from 1992 to 1998. In total, Mr. Nepa possesses approximately 30 years of merchandising experience with department, discount and off-price retail store chains.

Most recently, Mr. Nepa was the General Merchandise Manager for Forman Mills, a privately held off-price retail chain headquartered in Pennsylvania.

Mr. Fields commented, "We are delighted to have someone with A.J.'s experience and background join our company. His extensive experience in all aspects of merchandising will assist us with the execution of our current programs and the refinement of our merchandising strategy and assortment for fiscal 2004."

FACTORY 2-U STORES, INC. operates 243 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 32 stores in Arizona, 2 stores in Arkansas, 65 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 14 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.